Exhibit 10.1

THE EXCHANGE CONTEMPLATED HEREIN IS INTENDED TO COMPORT WITH THE REQUIREMENTS OF SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exchange Agreement

This Exchange Agreement (this “Agreement”) is entered into as of June 29, 2026 by and between Algorhythm Holdings, Inc., a Delaware corporation (“Company”), and Streeterville Capital, LLC, a Utah limited liability company (“Investor”).

A. Pursuant to that certain Securities Purchase Agreement dated August 21, 2025 between Company and Investor (the “Purchase Agreement”), Company issued to Investor that certain Secured Pre-Paid Purchase #4 in the original principal amount of $10,355,000.00 dated February 17, 2026 (“PPP #4”).

B. Subject to the terms of this Agreement, Company and Investor desire to partition a new Secured Pre-Paid Purchase in the original principal amount of $3,500,000.00 (the “Partitioned Amount”) from PPP #4 (the “Partitioned PPP”) and then cause the outstanding balance of PPP #4 to be reduced by an amount equal to the Partitioned Amount.

C. Company and Investor further desire to exchange (the “Exchange”) the Partitioned PPP for 3,500 shares of newly created Series A Preferred Stock (the “Exchange Shares”).

D. This Agreement, the Certificate of Designation (as defined below), the Officer’s Certificate (as defined below), and any other documents, agreements, or instruments entered into or delivered in connection with this Agreement, or any amendments to any of the foregoing, are collectively referred to as the “Exchange Documents”.

E. Pursuant to the terms and conditions hereof, Investor and Company agree to exchange the Partitioned PPP for the Exchange Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Issuance of Exchange Shares. Upon execution of this Agreement, Company will issue the Exchange Shares to Investor in accordance with the terms of Section 2.2 hereof and, upon completion thereof, the Partitioned Amount shall be cancelled. In conjunction therewith, Company hereby confirms that the Partitioned PPP represents Company’s unconditional obligation to pay the remaining outstanding balance thereof pursuant to the terms of the Partitioned PPP. The parties agree that the Outstanding Balance (as defined in PPP #4) of PPP #4 on the date hereof immediately following the cancellation of the Partitioned Amount is $7,202,371.69.

2. Closing Date; Deliveries. The closing of the transaction contemplated hereby (the “Closing”) along with the Exchange Documents shall occur on the date that is mutually agreed to by Company and Investor (the “Closing Date”) by means of the exchange of electronic signatures, but shall be deemed to have occurred at the offices of Capital Law Partners PLLC in Lehi, Utah. On the Closing Date, prior to or contemporaneously with the execution and delivery of this Agreement, the following events shall occur:

2.1. Company shall file the Certificate of Designation of Preferences and Rights of Series A Preferred Stock in the form attached hereto as Exhibit A (the “Certificate of Designation”) with the State of Delaware and receive confirmation from the State of Delaware that such Certificate of Designation has been accepted and approved.

2.2. Company shall issue the Exchange Shares to Investor, which issuance will not be evidenced by the physical delivery of certificated shares, but instead will be properly reflected on the books and records of Company.

2.3. Company shall deliver to Investor a fully executed Officer’s Certificate substantially in the form attached hereto as Exhibit B (the “Officer’s Certificate”) evidencing the Company’s approval of the Exchange and the Exchange Documents.

2.4. Mutual delivery of all other Exchange Documents, including without limitation this Agreement.

3. Holding Period, Tacking and Legal Opinion. Company represents, warrants and agrees that for the purposes of Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Securities Act”), the holding period of the Exchange Shares will include the holding period of the Partitioned PPP and PPP #4 from February 17, 2026, which date is the date that PPP #4 was fully paid for. Company agrees not to take a position contrary to this Section 3 in any document, statement, setting, or situation. The Exchange Shares are being issued in substitution of and exchange for and not in satisfaction of the Partitioned PPP. The Exchange Shares shall not constitute a novation or satisfaction and accord of the Partitioned PPP. Company acknowledges and understands that the representations and agreements of Company in this Section 3 are a material inducement to Investor’s decision to consummate the transactions contemplated herein.

4. Investor’s Representations, Warranties and Agreements. In order to induce Company to enter into this Agreement, Investor, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows: (a) Investor has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action, (b) no consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Investor hereunder, (c) no commission or other remuneration has been paid or given directly or indirectly by Investor to Company for soliciting the Exchange, and (d) Investor has taken no action which would give rise to any claim by any person for a brokerage commission, placement agent or finder’s fee or other similar payment by Company related to this Agreement.

5. Company’s Representations, Warranties and Agreements. In order to induce Investor to enter into this Agreement, Company, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows: (a) Company has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action, (b) no consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Company hereunder, (c) no Event of Default (as defined in PPP #4) has occurred under the Partitioned PPP or PPP #4; provided, however, that notwithstanding anything to the contrary in this Agreement, to the extent any Events of Default have occurred or may hereafter occur, such Events of Default have not been, and are not hereby, waived by Investor, (d) except as specifically set forth herein, nothing herein shall in any manner release, lessen, modify or otherwise affect Company’s obligations under the Exchange Shares, (e) the issuance of the Exchange Shares is duly authorized by all necessary corporate action, (f) Company has not received any consideration in any form whatsoever for entering into this Agreement, other than the cancellation of the Partitioned Amount, (g) Company has taken no action which would give rise to any claim by any person for a brokerage commission, placement agent or finder’s fee or other similar payment by Company related to this Agreement, and (h) the Company’s Board of Directors has duly adopted a resolution authorizing this Agreement and the other Exchange Documents and ratifying their terms, as indicated by the Officer’s Certificate.

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6. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference. COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7. Arbitration of Claims. This Agreement shall be subject to the Arbitration Provisions (as defined in the Purchase Agreement).

8. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic signature (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9. Attorneys’ Fees. In the event of any arbitration or action at law or in equity to enforce or interpret the terms of this Agreement, the parties agree that the prevailing party shall be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the arbitration, litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award reasonable fees and expenses for frivolous or bad faith pleading.

10. No Reliance. Company acknowledges and agrees that neither Investor nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Company or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Agreement and the Exchange Documents and, in making its decision to enter into the transactions contemplated by this Agreement, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Agreement.

11. Severability. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

12. Entire Agreement. This Agreement, together with the Exchange Documents and the Transaction Documents (as defined in the Purchase Agreement), and all other documents referred to herein, supersedes all other prior oral or written agreements among Company, Investor, its affiliates and persons acting on its behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Investor nor Company makes any representation, warranty, covenant or undertaking with respect to such matters.

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13. Amendments. This Agreement may be amended, modified, or supplemented only by written agreement of the parties. No provision of this Agreement may be waived except in writing signed by the party against whom such waiver is sought to be enforced.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Investor hereunder may be assigned by Investor to a third party, including its financing sources, in whole or in part. Company may not assign this Agreement or any of its obligations herein without the prior written consent of Investor.

15. Continuing Enforceability; Conflict Between Documents. Except as otherwise modified by this Agreement, each of the Exchange Documents and Transaction Documents shall remain in full force and effect, enforceable in accordance with all of its original terms and provisions, and the Exchange Shares shall be in full force and effect from its date of issuance in accordance with its terms. This Agreement shall not be effective or binding unless and until it is fully executed and delivered by Investor and Company. If there is any conflict between the terms of this Agreement, on the one hand, and the Exchange Shares or any other Exchange Document or Transaction Document, on the other hand, the terms of this Agreement shall prevail.

16. Time of Essence. Time is of the essence with respect to each and every provision of this Agreement.

17. Notices. Unless otherwise specifically provided for herein, all notices, demands or requests required or permitted under this Agreement to be given to Company or Investor shall be given as set forth in the “Notices” section of the Purchase Agreement.

18. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

INVESTOR:

Streeterville Capital, LLC

By:	/s/ John Fife
John Fife, President

COMPANY:

Algorhythm Holdings, Inc.

By:	/s/ Gary Atkinson
Gary Atkinson, Chief Executive Officer

ATTACHMENTS:

Exhibit A	Certificate of Designation
Exhibit B	Officer’s Certificate

[Signature Page to Exchange Agreement]